Exhibit 99.1

Cathay General Bancorp Announces Fourth Quarter and Full Year 2019 Results

LOS ANGELES, Jan. 22, 2020 /PRNewswire/ — Cathay General Bancorp (the “Company”, “we”, “us”, or “our” NASDAQ: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter and year ended December 31, 2019. The Company reported net income of $67.4 million, or $0.84 per share, for the fourth quarter of 2019, and net income of $279.1 million, or $3.48 per share, for the year ended December 31, 2019.

FINANCIAL PERFORMANCE

	Three months ended			Year ended December 31,
(unaudited)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
Net income	$67.4 million	$72.8 million	$64.6 million	$279.1 million	$271.9 million
Basic earnings per common share	$0.85	$0.91	$0.80	$3.49	$3.35
Diluted earnings per common share	$0.84	$0.91	$0.80	$3.48	$3.33
Return on average assets	1.49%	1.65%	1.56%	1.61%	1.70%
Return on average total stockholders’ equity	11.75%	12.98%	12.07%	12.63%	13.18%
Efficiency ratio	47.51%	41.67%	47.62%	44.75%	44.25%

FULL YEAR HIGHLIGHTS

•	Total loans increased for the year by $1.1 billion, or 7.9%, to $15.1 billion from $14.0 billion in 2018.

•	Total deposits increased for the year by $1.0 billion, or 7.3%, to $14.7 billion from $13.7 billion in 2018.

“We reported record net income of $279.1 million and record EPS of $3.48 in 2019. Strong loan growth of $1.1 billion in 2019, or 7.9%, was a major contributor to the record results.” commented Pin Tai, Chief Executive Officer of the Company.

FOURTH QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended December 31, 2019, was $67.4 million, an increase of $2.8 million, or 4.3%, compared to net income of $64.6 million for the same quarter a year ago. Diluted earnings per share for the quarter ended December 31, 2019, was $0.84 compared to $0.80 for the same quarter a year ago.

Return on average stockholders’ equity was 11.75% and return on average assets was 1.50% for the quarter ended December 31, 2019, compared to a return on average stockholders’ equity of 12.07% and a return on average assets of 1.56% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased $4.2 million, or 2.9%, to $141.2 million during the fourth quarter of 2019, compared to $145.4 million during the same quarter a year ago. The decrease was due primarily to an increase in interest expense from time deposits, offset in part by an increase in interest income from loans and securities.

The net interest margin was 3.34% for the fourth quarter of 2019 compared to 3.77% for the fourth quarter of 2018 and 3.56% for the third quarter of 2019.

For the fourth quarter of 2019, the yield on average interest-earning assets was 4.53%, the cost of funds on average interest-bearing liabilities was 1.61%, and the cost of interest-bearing deposits was 1.55%. In comparison, for the fourth quarter of 2018, the yield on average interest-earning assets was 4.76%, the cost of funds on average interest-bearing liabilities was 1.36%, and the cost of interest-bearing deposits was 1.29%. The decrease in the yield on average interest-earning assets resulted mainly from lower rates on loans. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 2.92% for the quarter ended December 31, 2019, compared to 3.40% for the same quarter a year ago.

Reversal for credit losses

Based on a review of the appropriateness of the allowance for loan losses at December 31, 2019, the Company recorded a reversal for credit losses of $5.0 million in fourth quarter of 2019 compared to no provision for credit losses in the fourth quarter of 2018. The reversal for credit losses is partially a result of net recoveries of $2.3 million, and the impact of the easing of tariffs on imports from China announced during the fourth quarter 2019. The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended			Year ended December 31,
	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$697	$3,356	$—	$6,997	$629
Real estate loans (1)	—	—	2,186	—	2,576

Total charge-offs	697	3,356	2,186	6,997	3,205

Recoveries:
Commercial loans	2,546	212	625	4,155	1,875
Construction loans	—	3,378	44	4,612	177
Real estate loans(1)	467	5,023	451	6,063	4,765

Total recoveries	3,013	8,613	1,120	14,830	6,817

Net (recoveries)/charge-offs	$(2,316)	$(5,257)	$1,066	$(7,833)	$(3,612)

(1)	Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $8.7 million for the fourth quarter of 2019, a decrease of $2.1 million, or 19.4%, compared to $10.8 million for the fourth quarter of 2018. The decrease was primarily due to a $4.0 million decrease in net gains from equity securities and offset by a $1.3 million increase in wealth management fees.

Non-interest expense

Non-interest expense decreased $3.2 million, or 4.3%, to $71.2 million in the fourth quarter of 2019 compared to $74.4 million in the same quarter a year ago. The decrease in non-interest expense in the fourth quarter of 2019 was primarily due to a $5.7 million decrease in amortization expense of investments in low income housing and alternative energy partnerships offset by a $1.2 million increase in FDIC and State assessments when compared to the same quarter a year ago. The efficiency ratio was 47.5% in the fourth quarter of 2019 compared to 47.6% for the same quarter a year ago.

Income taxes

The effective tax rate for the fourth quarter of 2019 was 19.5% compared to 21.0% for the fourth quarter of 2018. The effective tax rate includes an alternative energy investment made in the second quarter of 2019 and 2018 and the impact of low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $15.1 billion at December 31, 2019, an increase of $1.1 billion, or 7.9%, from $14.0 billion at December 31, 2018. The increase was primarily due to increases of $394.7 million, or 10.7%, in residential mortgage loans, $551.1 million, or 8.2%, in commercial mortgage loans, and $98.0 million, or 39.2%, in equity lines of credit. The loan balances and composition at December 31, 2019, compared to September 30, 2019 and December 31, 2018, are presented below:

	December 31, 2019	September 30, 2019	December 31, 2018
	(In thousands) (Unaudited)
Commercial loans	$2,778,744	$2,668,061	$2,741,965
Residential mortgage loans	4,088,586	4,010,739	3,693,853
Commercial mortgage loans	7,275,262	7,135,599	6,724,200
Equity lines	347,975	315,252	249,967
Real estate construction loans	579,864	593,816	581,454
Installment and other loans	5,050	5,087	4,349

Gross loans	$15,075,481	$14,728,554	$13,995,788
Allowance for loan losses	(123,224)	(125,908)	(122,391)
Unamortized deferred loan fees	(626)	(1,081)	(1,565)

Total loans, net	$14,951,631	$14,601,565	$13,871,832

Loans held for sale	$—	$36,778	$—

Total deposits were $14.7 billion at December 31, 2019, an increase of $1.0 billion, or 7.3%, from $13.7 billion at December 31, 2018. The deposit balances and composition at December 31, 2019, compared to September 30, 2019 and December 31, 2018, are set forth below:

	December 31, 2019	September 30, 2019	December 31, 2018
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$2,871,444	$2,939,924	$2,857,443
NOW deposits	1,358,152	1,282,267	1,365,763
Money market deposits	2,260,764	2,095,328	2,027,404
Savings deposits	758,903	721,547	738,656
Time deposits	7,443,045	7,619,203	6,713,074

Total deposits	$14,692,308	$14,658,269	$13,702,340

ASSET QUALITY REVIEW

At December 31, 2019, total non-accrual loans were $40.5 million, a decrease of $6.7 million, or 14.2%, from $47.2 million at September 30, 2019, and a decrease of $1.3 million, or 3.1%, from $41.8 million at December 31, 2018.

The allowance for loan losses was $123.2 million and the allowance for off-balance sheet unfunded credit commitments was $3.9 million at December 31, 2019, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The $123.2 million allowance for loan losses at December 31, 2019, increased $0.8 million, or 0.7%, from $122.4 million at December 31, 2018. The allowance for loan losses represented 0.82% of period-end gross loans, excluding loans held for sale, and 262.6% of non-performing loans at December 31, 2019. The comparable ratios were 0.87% of period-end gross loans, excluding loans held for sale, and 268.5% of non-performing loans at December 31, 2018. The changes in non-performing assets and troubled debt restructurings at December 31, 2019, compared to December 31, 2018 and September 30, 2019, are shown below:

(Dollars in thousands) (Unaudited)	December 31, 2019	December 31, 2018	% Change	September 30, 2019	% Change
Non-performing assets
Accruing loans past due 90 days or more	$6,409	$3,773	70	$683	838
Non-accrual loans:
Construction loans	4,580	4,872	(6)	4,629	(1)
Commercial mortgage loans	9,928	10,611	(6)	12,330	(19)
Commercial loans	19,381	18,805	3	22,970	(16)
Residential mortgage loans	6,634	7,527	(12)	7,271	(9)

Total non-accrual loans:	$40,523	$41,815	(3)	$47,200	(14)

Total non-performing loans	46,932	45,588	3	47,883	(2)
Other real estate owned	10,244	12,674	(19)	11,329	(10)

Total non-performing assets	$57,176	$58,262	(2)	$59,212	(3)

Accruing troubled debt restructurings (TDRs)	$35,336	$65,071	(46)	$41,647	(15)
Allowance for loan losses	$123,224	$122,391	1	$125,908	(2)
Total gross loans outstanding, at period-end (1)	$15,075,481	$13,995,788	8	$14,728,554	2
Allowance for loan losses to non-performing loans, at period-end (2)	262.56%	268.47%		262.95%
Allowance for loan losses to gross loans, at period-end (1)	0.82%	0.87%		0.85%

(1)	Excludes loans held for sale at period-end.
(2)	Excludes non-accrual loans held for sale at period-end.

The ratio of non-performing assets to total assets was 0.3% at December 31, 2019, compared to 0.3% at December 31, 2018. Total non-performing assets decreased $1.1 million, or 1.9%, to $57.2 million at December 31, 2019, compared to $58.3 million at December 31, 2018, primarily due to a decrease of $2.4 million, or 19.2%, in other real estate owned, and a decrease of $1.3 million, or 3.1%, in non-accrual loans, offset in part by an increase of $2.6 million, or 69.9%, in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

At December 31, 2019, the Company’s Tier 1 risk-based capital ratio of 12.51%, total risk-based capital ratio of 14.11%, and Tier 1 leverage capital ratio of 10.83%, calculated under the Basel III capital rules, continue to place the Company in the “well capitalized” category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2018, the Company’s Tier 1 risk-based capital ratio was 12.43%, total risk-based capital ratio was 14.15%, and Tier 1 leverage capital ratio was 10.83%.

FULL YEAR REVIEW

Net income for the year ended December 31, 2019, was $279.1 million, an increase of $7.2 million, or 2.6%, compared to net income of $271.9 million for the year ended December 31, 2018. Diluted earnings per share for the year ended December 31, 2019 was $3.48 compared to $3.33 per share for the year ended December 31, 2018. The net interest margin for the year ended December 31, 2019, was 3.54% compared to 3.79% for the year ended December 31, 2018.

Return on average stockholders’ equity was 12.63% and return on average assets was 1.61% for the year ended December 31, 2019, compared to a return on average stockholders’ equity of 13.18% and a return on average assets of 1.70% for the year ended December 31, 2018. The efficiency ratio for the year ended December 31, 2019, was 44.8% compared to 44.3% for the year ended December 31, 2018.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its fourth quarter and year-end 2019 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 8985581. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 38 branches in California, 10 branches in New York State, four in Washington State, three in Illinois, two in Texas, one in Maryland, Massachusetts, Nevada, and New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank’s website is found at www.cathaybank.com. Cathay General Bancorp’s website is found at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “predicts,” “potential,” “possible,” “optimistic,” “seeks,” “shall,” “should,” “will,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ability to consummate and realize the anticipated benefits of our acquisitions; the risk that integration of business operations following any acquisitions, will be materially delayed or will be more costly or difficult than expected; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018 (Item 1A in particular), other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three months ended			Year ended December 31,
(Dollars in thousands, except per share data)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$141,211	$147,000	$145,441	$574,906	$565,899
Reversal for credit losses	(5,000)	(2,000)	—	(7,000)	(4,500)

Net interest income after reversal for credit losses	146,211	149,000	145,441	581,906	570,399
Non-interest income	8,648	10,388	10,795	44,751	31,707
Non-interest expense	71,191	65,580	74,396	277,288	264,419

Income before income tax expense	83,668	93,808	81,840	349,369	337,687
Income tax expense	16,290	20,973	17,192	70,234	65,802

Net income	$67,378	$72,835	$64,648	$279,135	$271,885

Net income per common share
Basic	$0.85	$0.91	$0.80	$3.49	$3.35
Diluted	$0.84	$0.91	$0.80	$3.48	$3.33
Cash dividends paid per common share	$0.31	$0.31	$0.31	$1.24	$1.03
SELECTED RATIOS
Return on average assets	1.50%	1.65%	1.56%	1.61%	1.70%
Return on average total stockholders’ equity	11.75%	12.98%	12.07%	12.63%	13.18%
Efficiency ratio	47.51%	41.67%	47.62%	44.75%	44.25%
Dividend payout ratio	36.67%	33.92%	38.59%	35.51%	30.69%
YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.53%	4.80%	4.76%	4.74%	4.61%
Total interest-bearing liabilities	1.61%	1.65%	1.36%	1.61%	1.12%
Net interest spread	2.92%	3.15%	3.40%	3.13%	3.49%
Net interest margin	3.34%	3.56%	3.77%	3.54%	3.79%

	December 31, 2019	September 30, 2019	December 31, 2018
CAPITAL RATIOS
Tier 1 risk-based capital ratio	12.51%	12.41%	12.43%
Total risk-based capital ratio	14.11%	14.06%	14.15%
Tier 1 leverage capital ratio	10.83%	10.81%	10.83%

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)	December 31, 2019	September 30, 2019	December 31, 2018
Assets
Cash and due from banks	$179,740	$257,189	$225,333
Short-term investments and interest bearing deposits	416,538	567,957	374,957
Securities available-for-sale (amortized cost of $1,443,730 at December 31, 2019, $1,422,431 at September 30, 2019 and $1,267,731 at December 31, 2018)	1,451,842	1,427,438	1,242,509
Loans held for sale	—	36,778	—
Loans	15,075,481	14,728,554	13,995,788
Less: Allowance for loan losses	(123,224)	(125,908)	(122,391)
Unamortized deferred loan fees, net	(626)	(1,081)	(1,565)

Loans, net	14,951,631	14,601,565	13,871,832
Equity securities	28,005	32,862	25,098
Federal Home Loan Bank stock	18,090	17,250	17,250
Other real estate owned, net	10,244	11,329	12,674
Affordable housing investments and alternative energy partnerships, net	308,681	321,929	282,734
Premises and equipment, net	104,239	103,820	103,189
Customers’ liability on acceptances	10,694	12,503	22,709
Accrued interest receivable	53,540	52,337	51,650
Goodwill	372,189	372,189	372,189
Other intangible assets, net	6,296	6,821	7,194
Right-of-use assets- operating leases	33,990	34,518	—
Other assets	150,901	148,481	175,419

Total assets	$18,096,620	$18,004,966	$16,784,737

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$2,871,444	$2,939,924	$2,857,443
Interest-bearing deposits:
NOW deposits	1,358,152	1,282,267	1,365,763
Money market deposits	2,260,764	2,095,328	2,027,404
Savings deposits	758,903	721,547	738,656
Time deposits	7,443,045	7,619,203	6,713,074

Total deposits	14,692,308	14,658,269	13,702,340

Short-term borrowings	25,683	25,507	—
Advances from the Federal Home Loan Bank	670,000	600,000	530,000
Other borrowings for affordable housing investments	29,022	30,767	17,298
Long-term debt	119,136	160,386	189,448
Deferred payments from acquisition	7,644	7,602	18,458
Acceptances outstanding	10,694	12,503	22,709
Lease liabilities - operating leases	35,873	36,142	—
Other liabilities	211,977	227,896	182,618

Total liabilities	15,802,337	15,759,072	14,662,871

Stockholders’ equity	2,294,283	2,245,894	2,121,866

Total liabilities and equity	$18,096,620	$18,004,966	$16,784,737

Book value per common share	$28.78	$28.18	$26.36
Number of common shares outstanding	79,729,419	79,706,511	80,501,948

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended			Year ended December 31,
	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$181,224	$187,827	$174,352	$729,619	$652,480
Investment securities	8,583	8,687	7,391	33,037	28,603
Federal Home Loan Bank stock	304	301	584	1,207	1,663
Deposits with banks	1,115	1,016	1,542	5,404	5,209

Total interest and dividend income	191,226	197,831	183,869	769,267	687,955

INTEREST EXPENSE
Time deposits	38,799	40,378	29,775	152,791	86,368
Other deposits	7,720	6,626	5,611	25,311	20,503
Securities sold under agreements to repurchase	—	—	—	—	1,446
Advances from Federal Home Loan Bank	1,466	1,661	620	7,441	3,739
Long-term debt	1,760	1,948	2,258	7,847	8,723
Deferred payments from acquisition	66	93	144	568	1,090
Short-term borrowings	204	125	20	403	187

Total interest expense	50,015	50,831	38,428	194,361	122,056

Net interest income before reversal for credit losses	141,211	147,000	145,441	574,906	565,899
Reversal for credit losses	(5,000)	(2,000)	—	(7,000)	(4,500)

Net interest income after reversal for credit losses	146,211	149,000	145,441	581,906	570,399

NON-INTEREST INCOME
Net (losses)/gains from equity securities	(2,186)	364	1,793	5,578	(2,787)
Securities gains/(losses), net	476	(121)	36	369	22
Letters of credit commissions	1,674	1,602	1,505	6,407	5,614
Depository service fees	1,146	1,119	1,179	4,763	5,084
Gains from acquisition	—	—	—	—	340
Other operating income	7,538	7,424	6,282	27,634	23,434

Total non-interest income	8,648	10,388	10,795	44,751	31,707

NON-INTEREST EXPENSE
Salaries and employee benefits	32,100	31,915	32,986	129,300	124,477
Occupancy expense	5,386	5,579	4,882	22,004	20,690
Computer and equipment expense	2,660	2,741	2,925	11,113	11,402
Professional services expense	5,899	5,952	5,755	23,107	22,810
Data processing service expense	3,473	3,246	2,988	13,210	12,438
FDIC and State assessments	2,427	2,582	1,268	9,617	8,000
Marketing expense	2,029	2,436	2,316	7,585	7,837
Other real estate owned expense/(income)	276	190	(483)	1,115	(719)
Amortization of investments in low income housing and alternative energy partnerships	12,822	6,997	18,526	39,731	40,515
Amortization of core deposit intangibles	172	172	172	687	876
Acquisition and integration costs	—	—	22	—	2,105
Other operating expense	3,947	3,770	3,039	19,819	13,988

Total non-interest expense	71,191	65,580	74,396	277,288	264,419

Income before income tax expense	83,668	93,808	81,840	349,369	337,687
Income tax expense	16,290	20,973	17,192	70,234	65,802

Net income	$67,378	$72,835	$64,648	279,135	271,885

Net income per common share:
Basic	$0.85	$0.91	$0.80	$3.49	$3.35
Diluted	$0.84	$0.91	$0.80	$3.48	$3.33
Cash dividends paid per common share	$0.31	$0.31	$0.31	$1.24	$1.03
Basic average common shares outstanding	79,711,414	79,736,814	80,854,451	79,999,703	81,131,269
Diluted average common shares outstanding	80,002,421	79,993,830	81,122,093	80,247,893	81,607,346

CATHAY GENERAL BANCORP

AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

	Three months ended
(In thousands)	December 31, 2019		September 30, 2019		December 31, 2018
	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Interest-earning assets
Loans (1)	$14,915,083	4.82%	$14,662,847	5.08%	$13,737,560	5.04%
Taxable investment securities	1,557,877	2.19%	1,498,569	2.30%	1,306,824	2.24%
FHLB stock	17,259	7.00%	17,250	6.92%	17,250	13.44%
Deposits with banks	275,032	1.61%	188,772	2.14%	262,525	2.33%

Total interest-earning assets	$16,765,251	4.53%	$16,367,438	4.80%	$15,324,159	4.76%

Interest-bearing liabilities
Interest-bearing demand deposits	$1,307,285	0.18%	$1,281,629	0.18%	$1,373,250	0.21%
Money market deposits	2,244,973	1.19%	2,028,039	1.11%	2,113,257	0.85%
Savings deposits	748,148	0.20%	726,763	0.19%	746,224	0.20%
Time deposits	7,574,179	2.03%	7,623,238	2.10%	6,616,390	1.79%

Total interest-bearing deposits	$11,874,585	1.55%	$11,659,669	1.60%	$10,849,121	1.29%
Other borrowed funds	342,227	2.01%	362,698	2.05%	152,654	1.99%
Long-term debt	142,451	4.90%	165,023	4.68%	194,085	4.62%

Total interest-bearing liabilities	12,359,263	1.61%	12,187,390	1.65%	11,195,860	1.36%
Non-interest-bearing demand deposits	2,979,134		2,805,582		2,887,607

Total deposits and other borrowed funds	$15,338,397		$14,992,972		$14,083,467

Total average assets	$17,883,462		$17,483,376		$16,418,970
Total average equity	$2,274,986		$2,226,591		$2,124,418

	Year ended,
(In thousands)	December 31, 2019		December 31, 2018
	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Interest-earning assets
Loans (1)	$14,510,680	5.03%	$13,280,665	4.91%
Taxable investment securities	1,442,820	2.29%	1,344,964	2.13%
FHLB stock	17,266	6.99%	18,540	8.97%
Deposits with banks	253,296	2.13%	277,005	1.88%

Total interest-earning assets	$16,224,062	4.74%	$14,921,174	4.61%

Interest-bearing liabilities
Interest-bearing demand deposits	$1,290,752	0.18%	$1,389,326	0.20%
Money market deposits	2,012,306	1.07%	2,200,847	0.74%
Savings deposits	731,027	0.20%	791,982	0.20%
Time deposits	7,459,800	2.05%	6,031,061	1.43%

Total interest-bearing deposits	$11,493,885	1.55%	$10,413,216	1.03%
Securities sold under agreements to repurchase	—	0.00%	49,589	2.92%
Other borrowed funds	379,816	2.21%	253,714	1.98%
Long-term debt	164,976	4.76%	194,123	4.49%

Total interest-bearing liabilities	12,038,677	1.61%	10,910,642	1.12%
Non-interest-bearing demand deposits	2,837,947		2,819,711

Total deposits and other borrowed funds	$14,876,623		$13,730,353

Total average assets	$17,337,263		$16,004,319
Total average equity	$2,209,642		$2,063,400

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652